________________________________________________________________________________

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                _________________
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                             CH2M HILL Companies, Ltd.
                 (Exact name of registrant as specified in its charter)

                  Oregon                                 93-0549963
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)              Identification Number)

          6060 South Willow Drive,
           Greenwood Village, CO                         80111-5142
   (Address of principal executive offices)              (Zip Code)
                           _______________________

                           CH2M HILL Companies, Ltd.
                         Deferred Compensation Plan
                             (Full Title of Plans)
                           ______________________

                              Samuel H. Iapalucci
                           CH2M HILL Companies, Ltd.
                            6060 South Willow Drive
                        Greenwood Village, CO 80111-5142
                                 (303) 771-0900
            (Name, address and telephone number of agent for service)

_____________________________________________________________________________

                     CALCULATION OF REGISTRATION FEE

Title of     Amount to be  Proposed maximum   Proposed maximum    Amount of
securities   registered     offering price  aggregate offering   registration
to be         (1)(4)         per share (2)     price (2)(3)          fee
registered

Deferred
Compensation
Plan Interests  3,500,000     $9.75             $34,125,000       $8,531.25


(1) The Deferred Compensation Plan Interests are unsecured obligations of CH2M HILL Companies, Ltd. to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan.
      Returns paid by the Registrant on compensation deferred will be measured by the performance of certain investment vehicles that may be elected by participants, including Registrant common stock. Amount to be registered is stated in shares of Registrant common stock.
(2) The price of the common stock as determined by the Board of Directors on February 16, 2001.
(3)   Estimated solely for the purpose of determining the registration fee.
(4) The amount of securities registered hereunder will be determined by reference to investment elections made by plan participants in Registrant common stock. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

                          CH2M HILL COMPANIES, LTD.
                         DEFERRED COMPENSATION PLAN

Item 3.     Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission by CH2M HILL Companies, Ltd. ( "CH2M HILL") are incorporated herein by reference:

     (1) The Annual Report on Form 10-K for the fiscal year ended December 31, 1999, of CH2M HILL.
     (2) CH2M HILL's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000; CH2M HILL's Current Reports on Form 8-K dated January 5, 2000; and Current Report on Form 8-K/A dated February 3, 2000.

     All documents subsequently filed by CH2M HILL pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this registration statement from the date of filing of such reports and documents.

Item 4.     Description of Securities

            Not applicable

Item 5.     Interests of Named Experts and Counsel

            Not applicable

Item 6.     Indemnification of Directors and Officers

     Under the Oregon Business Corporation Act (the "Act"), a corporation's Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors under some circumstances. In accordance with Oregon law, CH2M HILL's Restated Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for any act or omission for which the elimination of liability is not permitted under the Act. Section 60.047(2)(d) of the Act sets forth the following actions for which limitation of liability is not permitted, including (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to shareholders; or (iv) any transaction from which the director received an improper or illegal personal benefit.

     CH2M HILL's Restated Bylaws allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of CH2M HILL or any of its subsidiaries, or is or was serving at CH2M HILL's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorney's fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Under Section 60.391(1) of the Act, indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

     CH2M HILL intends to purchase and pay the premium for insurance in respect of claims against its directors and officers and in respect of losses for which CH2M HILL may be required or permitted by law to indemnify such directors and officers. The directors to be insured are the directors named herein and all directors of CH2M HILL's subsidiaries. The officers to be insured are all officers and assistant officers of CH2M HILL and its subsidiaries. CH2M HILL does not expect to allocate or segregate the premium with regard to specific subsidiaries or individual directors and officers.

Item 7.     Exemption from Registration Claimed

            Not applicable

Item 8.     Exhibits

            Exhibits
            ________
            23.1     Consent of Arthur Andersen LLP.
            23.2     Consent of KPMG LLP

Item 9.     Undertakings

            (a)    The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to
                   Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                                  Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on February 26, 2001.


                                    CH2M HILL Companies, Ltd.

                                        /s/ Ralph R. Peterson
                                    By:_________________________
                                       Ralph R. Peterson
                                       President and Chief Executive Officer

     Pursuant to the Securities Act of 1933, this Registration Statement has been signed below on February 26, 2001 by the following persons in the capacities indicated:


    Signature                        Title                      Date
    _________                       _______                    ______


/s/Ralph R. Peterson
_____________________         Chairman of the Board,        February 26, 2001
Ralph R. Peterson             President and Chief
                              Executive Officer (Principal
                              Executive Officer)

/s/Samuel H. Iapalucci
_____________________         Chief Financial Officer,      February 26, 2001
Samuel H. Iapalucci           (Principal Financial and
                              Principal Accounting Officer)


/s/Joseph A. Ahearn
_____________________         Director                      February 26, 2001
Joseph A. Ahearn


/s/Robert G. Card
_____________________         Director                      February 26, 2001
Robert G. Card


/s/James J. Ferris
_____________________         Director                      February 26, 2001
James J. Ferris


/s/Jerry D. Geist
_____________________         Director                      February 26, 2001
Jerry D. Geist


/s/Philip G. Hall
_____________________         Director                      February 26, 2001
Philip G. Hall


/s/Michael D. Kennedy
_____________________         Director                      February 26, 2001
Michael D. Kennedy


/s/Susan D. King
_____________________         Director                      February 26, 2001
Susan D. King


/s/Michael Y. Marcussen
_____________________         Director                      February 26, 2001
Michael Y. Marcussen


/s/Jill T. Sideman
_____________________         Director                      February 26, 2001
Jill T. Sideman


/s/Barry L. Williams
_____________________         Director                      February 26, 2001
Barry L. Williams